Exhibit 99.1

Great Elm Capital Corp. Announces

SECOND Quarter 2026 Financial Results

Company to Host Conference Call and Webcast at 8:30 AM ET on August 6, 2026

GECC’s Investment Adviser Waives Incentive Fees Totaling $0.9 million or $0.06 Per Share for the Quarter Ended June 30, 2026, in Addition to Previously Waiving all $2.8 million, or $0.20 Per Share of Accrued Incentive Fees Through March 31, 2026

Net Investment Income (“NII”) of $0.32 Per Share in 2Q26

NAV of $7.95 Per Share as of June 30, 2026, Growing Approximately 3% Quarter-over-Quarter

Approximately $1.9 Million of Net Realized and Unrealized Investment Gains Generated During 2Q26

Strong Liquidity Position with Approximately $6 Million of Cash and Equivalents, $39 Million of Revolving Credit Facility Availability, and Ample Liquid Assets as of June 30, 2026

Extended Revolving Credit Facility Maturity from 2027 to 2029

Called Remaining $18.6 Million of GECCO Notes due June 2026, Leaving No Debt Maturity Until 2029

In July 2026, Called $6.5 Million of GECCI Notes due April 2029, Retiring Highest Cost Debt

Board Declares $0.25 Per Share Distribution for 3Q26, Resulting in an Annualized Dividend Yield of 18.9% on GECC’s Closing Price as of August 4, 2026

PALM BEACH GARDENS, Florida, August 5, 2026 – Great Elm Capital Corp. (“we,” “our,” the “Company” or “GECC”) (NASDAQ: GECC), a business development company, today announced its financial results for the second quarter ended June 30, 2026.

Management Commentary

Jason Reese, Chairman of the Board of Directors and Chief Executive Officer of the Company, stated: “Our second quarter results reflect continued progress toward the priorities we established earlier this year. We increased NAV, generated net investment income that fully covered our quarterly distribution, reported approximately $1.9 million of net realized and unrealized gains, and further strengthened our balance sheet.

We remain disciplined in how we deploy capital. During the quarter, we completed several attractive private credit investments, selectively expanded our broadly syndicated investment portfolio, and continued to actively manage portfolio risk. At quarter end, less than 1% of investments were on nonaccrual, reflecting the quality of the portfolio and our disciplined underwriting approach.

We also continued to strengthen our capital structure by retiring all outstanding GECCO notes during the quarter, extending the maturity of our revolving credit facility, and, subsequent to quarter end, calling $6.5 million of GECCI notes, our highest cost debt. Combined with meaningful cash on hand, $39 million of available capacity under our revolving credit facility, and ample liquid investments, we believe GECC is well positioned to pursue attractive investment opportunities while maintaining financial flexibility.

Although the market remains competitive, we believe our disciplined investment process, strong liquidity, and conservative balance sheet position us to continue creating long-term value for our shareholders.”

Recent Board Actions and Shareholder Returns

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GECM waived all accrued incentive fees for the quarter ended June 30, 2026, totaling $0.9 million, or $0.06 per share, in addition to previously waiving all $2.8 million, or $0.20 per share, of accrued incentive fees through March 31, 2026.
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The Company’s Board of Directors approved a quarterly dividend of $0.25 per share for the third quarter of 2026, equating to an 18.9% annualized yield on GECC’s August 4, 2026, closing price of $5.29.
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Beginning January 1, 2026 through August 4, 2026, the Company repurchased approximately 0.1 million shares for $0.5 million, at an average price of $4.98 per share or a 37% discount to the Company’s net asset value (“NAV”) on June 30, 2026, leaving approximately $9.5 million of remaining capacity under the $10 million stock repurchase program previously authorized by the Company's Board of Directors.

Second Quarter and Recent Operating Highlights

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Total investment income (“TII”) for the quarter ended June 30, 2026, was $10.9 million, as compared to $9.5 million for the quarter ended March 31, 2026.
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The quarter-over-quarter increase was primarily driven by a $2.0 million dividend received from the Company's investment in insurance-related preference shares.
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Net investment income (“NII”) for the quarter ended June 30, 2026, was $4.5 million, or $0.32 per share, as compared to $5.0 million, or $0.36 per share, for the quarter ended March 31, 2026.
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NII decreased, despite higher TII, primarily due to the size of the benefit of the incentive fee waiver received in the prior quarter.
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Pre-incentive fee NII increased approximately 66% quarter-over-quarter to $4.5 million for the quarter ended June 30, 2026, from $2.7 million for the quarter ended March 31, 2026.
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Net assets were $110.4 million, or $7.95 per share, as of June 30, 2026, as compared to $107.5 million, or $7.74 per share, as of March 31, 2026.
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2.7% quarter-over-quarter growth in net assets was primarily driven by realized and unrealized gains on investments, notably the CoreWeave-related equity investment.
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During the quarter ended June 30, 2026, GECC received $2.6 million of distributions from its CoreWeave-related equity investment, bringing total distributions to date to approximately $9.5 million, well in excess of its $6.0 million original capital investment.
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GECC’s asset coverage ratio was 166.4% as of June 30, 2026, as compared to 161.8% as of March 31, 2026.

Financial Highlights – Per Share Data

	Q2/2025	Q3/2025	Q4/2025	Q1/2026	Q2/2026
Earnings Per Share ("EPS")	$1.02	$(1.79)	$(1.57)	$(0.05)	$0.46
Net Investment Income ("NII") Per Share	$0.51	$0.20	$0.31	$0.36	$0.32
Net Realized and Unrealized Gains / (Losses) Per Share	$0.51	$(1.98)	$(1.88)	$(0.41)	$0.14
Net Asset Value ("NAV") Per Share	$12.10	$10.01	$8.07	$7.74	$7.95
Distributions Paid / Declared Per Share	$0.37	$0.37	$0.37	$0.30	$0.25

Financial Review

Total investment income for the quarter ended June 30, 2026, was $10.9 million, or $0.78 per share. Total expenses for the quarter ended June 30, 2026, were $6.4 million, or $0.46 per share, inclusive of excise tax expense.

Net realized and unrealized gains for the quarter ended June 30, 2026, were approximately $1.9 million, or $0.14 per share, primarily driven by realized gains on the CoreWeave-related equity investment.

Liquidity and Capital Resources

As of June 30, 2026, cash and money market fund investments totaled approximately $6 million. In addition, GECC had $39 million of availability on its revolving line of credit (the “Revolver”) and ample liquid assets as of June 30, 2026.

As of June 30, 2026, total debt outstanding (par value) was $166.4 million, comprised of $56.5 million 8.50% senior notes due April 2029 (NASDAQ: GECCI), $41.4 million 8.125% senior notes due December 2029 (NASDAQ: GECCH), $57.5 million 7.75% senior notes due December 2030 (NASDAQ: GECCG), and $11.0 million on the Revolver due June 2029.

Distributions

The Company’s Board of Directors has approved a quarterly cash distribution of $0.25 per share for the quarter ending September 30, 2026, to be paid from distributable earnings. The third quarter distribution will be payable on September 30, 2026, to stockholders of record as of September 15, 2026.

The distribution equates to an 18.9% annualized dividend yield on the Company’s closing market price of $5.29 on August 4, 2026, and a 12.6% annualized dividend yield on the Company’s June 30, 2026, NAV of $7.95 per share.

Stock Repurchase Program

The Company’s Board of Directors authorized a stock repurchase program in October 2025, whereby the Company may opportunistically repurchase up to an aggregate of $10.0 million of its outstanding common shares. The authorization represents approximately 14% of the Company’s market capitalization as of August 4, 2026. Beginning January 1, 2026 through August 4, 2026, the Company has repurchased approximately 0.1 million shares for $0.5 million, at an average price of $4.98 per share or a 37% discount to the Company’s NAV on June 30, 2026, leaving approximately $9.5 million of remaining capacity under the program for future repurchases.

Conference Call and Webcast

GECC will discuss these results in a conference call at 8:30 a.m. ET on August 6, 2026.

Conference Call Details

Date/Time: Thursday, August 6, 2026 – 8:30 a.m. ET

Participant Dial-In Numbers:

(United States): 844-825-9789

(International): 412-317-5180

To access the call, please dial-in approximately five minutes before the start time and, when asked, provide the operator with passcode “GECC”. An accompanying slide presentation will be available in pdf format via the “Events and Presentations” section of Great Elm Capital Corp.’s website here after the issuance of the earnings release.

Webcast

The call and presentation will also be simultaneously webcast over the internet via the “Events and Presentations” section of GECC’s website or by clicking on the webcast link here.

About Great Elm Capital Corp.

GECC is an externally managed business development company that seeks to generate current income and capital appreciation by investing in debt and income generating equity securities, including investments in specialty finance businesses and CLOs. For additional information, please visit http://www.greatelmcc.com.

Cautionary Statement Regarding Forward-Looking Statements

Statements in this communication that are not historical facts are “forward-looking” statements within the meaning of the federal securities laws. These statements include statements regarding our future business plans and expectations. These statements are often, but not always, made through the use of words or phrases such as “expect,” “anticipate,” “should,” “will,” “estimate,” “designed,” “seek,” “continue,” “upside,” “potential” and similar expressions. All such forward-looking statements involve estimates and assumptions that are subject to risks, uncertainties and other factors that could cause actual results to differ materially from the results expressed in the statements. The key factors that could cause actual results to differ materially from those projected in the forward-looking statements include, without limitation: conditions in the credit markets, our expected financings and investments, including interest rate volatility, inflationary pressure, the price of GECC common stock and the performance of GECC’s portfolio and investment manager. Information concerning these and other factors can be found in GECC’s Annual Report on Form 10-K and other reports filed with the Securities and Exchange Commission. GECC assumes no obligation to, and expressly disclaims any duty to, update any forward-looking statements contained in this communication or to conform prior statements to actual results or revised expectations except as required by law. Readers are cautioned not to place undue reliance on these forward-looking statements that speak only as of the date hereof.

Media & Investor Contact:

Investor Relations

investorrelations@greatelmcap.com

GREAT ELM CAPITAL CORP.

STATEMENTS OF ASSETS AND LIABILITIES (unaudited)

Dollar amounts in thousands (except per share amounts)

	June 30, 2026	December 31, 2025
Assets
Investments
Non-affiliated, non-controlled investments, at fair value (amortized cost of $227,363 and $254,313, respectively)	$187,290	$218,381
Non-affiliated, non-controlled short-term investments, at fair value (amortized cost of $3,966 and $32,803, respectively)	3,966	32,803
Affiliated investments, at fair value (amortized cost of $12,379 and $12,379, respectively)	-	-
Controlled investments, at fair value (amortized cost of $101,133 and $94,683, respectively)	80,996	79,887
Total investments	272,252	331,071

Cash and cash equivalents	1,669	1,834
Receivable for investments sold	1,764	3,215
Interest receivable	1,821	2,182
Dividends receivable	782	1,046
Due from affiliates	68	218
Deferred financing costs	524	256
Prepaid expenses and other assets	1,102	953
Total assets	$279,982	$340,775

Liabilities
Notes payable (including unamortized discount of $4,546 and $5,064, respectively)	$150,853	$189,319
Revolving credit facility	11,000	-
Payable for investments purchased	5,340	33,652
Interest payable	153	64
Accrued incentive fees payable	-	2,267
Due to affiliates	1,402	1,475
Accrued expenses and other liabilities	816	1,052
Total liabilities	$169,564	$227,829

Commitments and contingencies (Note 7)

Net Assets
Common stock, par value $0.01 per share (100,000,000 shares authorized, 13,889,750 shares issued and outstanding and 13,998,168 shares issued and outstanding, respectively)	$139	$140
Additional paid-in capital	358,239	358,778
Accumulated losses	(247,960)	(245,972)
Total net assets	$110,418	$112,946
Total liabilities and net assets	$279,982	$340,775
Net asset value per share	$7.95	$8.07

GREAT ELM CAPITAL CORP.

STATEMENTS OF OPERATIONS (unaudited)

Dollar amounts in thousands (except per share amounts)

	For the Three Months Ended June 30,		For the Six Months Ended June 30,
	2026	2025	2026	2025
Investment Income:
Interest income from:
Non-affiliated, non-controlled investments	$4,555	$6,560	$9,644	$12,962
Non-affiliated, non-controlled investments (PIK)	703	644	1,522	1,255
Controlled investments	899	765	1,711	1,718
Total interest income	6,157	7,969	12,877	15,935
Dividend income from:
Non-affiliated, non-controlled investments	2,048	2,332	2,207	2,568
Controlled investments	2,569	3,904	5,115	7,280
Total dividend income	4,617	6,236	7,322	9,848
Other income from:
Non-affiliated, non-controlled investments	122	72	241	815
Non-affiliated, non-controlled investments (PIK)	-	-	-	174
Total other income	122	72	241	989
Total investment income	$10,896	$14,277	$20,440	$26,772

Expenses:
Management fees	$1,015	$1,278	$2,087	$2,550
Incentive fees	901	1,470	1,444	2,620
Administration fees	472	383	982	738
Custody fees	33	37	68	75
Directors’ fees	53	53	107	106
Professional services	587	459	1,101	883
Interest expense	3,868	4,318	8,124	8,569
Other expenses	282	307	578	615
Total expenses	$7,211	$8,305	$14,491	$16,156
Incentive fee waiver	(901)	-	(3,711)	-
Net expenses	$6,310	$8,305	$10,780	$16,156
Net investment income before taxes	$4,586	$5,972	$9,660	$10,616
Excise tax	$83	$68	$174	$136
Net investment income	$4,503	$5,904	$9,486	$10,480

Net realized and unrealized gains (losses):
Net realized gain (loss) on investment transactions from:
Non-affiliated, non-controlled investments	$2,943	$459	$5,575	$723
Realized loss on repurchase of debt	-	-	(2)	-
Total net realized gain (loss)	2,943	459	5,573	723
Net change in unrealized appreciation (depreciation) on investment transactions from:
Non-affiliated, non-controlled investments	(187)	7,679	(4,038)	5,613
Controlled investments	(834)	(2,299)	(5,341)	(4,620)
Total net change in unrealized appreciation (depreciation)	(1,021)	5,380	(9,379)	993
Net realized and unrealized gains (losses)	$1,922	$5,839	$(3,806)	$1,716
Net increase (decrease) in net assets resulting from operations	$6,425	$11,743	$5,680	$12,196

Earnings per share (basic and diluted):	$0.46	$1.02	$0.41	$1.06
Weighted average shares outstanding (basic and diluted):	13,889,803	11,556,857	13,937,053	11,550,739